Exhibit 99.1

Erie Indemnity Approves Management Fee Rate, Dividend Increase, and Increased Funds for Share
Repurchase Program

Erie, Pa. — December 7, 2010 — At its regular meeting held December 7, 2010, the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) set the management fee rate charged to Erie Insurance Exchange, approved increases in shareholders’ dividends, and reauthorized the Company’s share repurchase plan.

The Board agreed to maintain the current management fee rate paid Erie Indemnity Company by Erie Insurance Exchange at 25 percent, effective January 1, 2011. The management fee rate was 25 percent for the period January 1 through December 31, 2010. The Board has the authority under the agreement with the subscribers (policyholders) at Erie Insurance Exchange to set the management fee rate at its discretion; however, the maximum fee rate permissible by the agreement is 25 percent. This action was taken based on the Board’s consideration and review of the relative financial positions of Erie Insurance Exchange and Erie Indemnity Company.

The Board also agreed to increase the regular quarterly cash dividend from $0.48 to $0.515 on each Class A share and from $72.00 to $77.25 on each Class B share. This represents a 7.3 percent increase in the payout per share over the current dividend rate. The dividend is payable January 20, 2011, to shareholders of record as of January 5, 2011, with a dividend ex-date of January 3, 2011. This is the 77th consecutive year Erie Indemnity Company has paid dividends.

The Board also approved $150 million in repurchase authority for the Company’s stock repurchase program. The repurchase authority is effective immediately and includes, and is not in addition to, any unspent amounts remaining under the prior authorization. Under the program, the Company may repurchase up to $150 million of its outstanding Class A common stock from time to time in the open market or by privately negotiated transactions, at times and in a manner and amounts that the Company deems appropriate, depending on prevailing market conditions and alternative uses of the Company’s capital.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to Indemnity’s business:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	dependence on the independent agency system;

•	accuracy and adequacy of pricing and loss reserving methodologies;

•	geographic concentration of business as a result of being a regional company;

•	ability to maintain the uninterrupted operations of our business, including our information technology system;

•	quality and liquidity of our investment portfolio; and

•	outcome of pending and potential litigations against us.

Risk factors related to the business of the Property/Casualty and Life Insurance Industry:

•	factors affecting price competition;

•	government regulation of the insurance industry, including approval of rate increases and rating factors such as credit and prior experience, and required processes related to underwriting and claims handling;

•	the uncertain role of the Federal Government, and the ongoing role of the States, in regulating the property/casualty or life insurance industries;

•	frequency and severity of claims and trends in auto and home repair costs;

•	changes in driving habits;

•	weather conditions and natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business and economic conditions;

•	trends in litigation;

•	changes in the laws and regulations that govern the insurance industry; and

•	acts of war and terrorist activities.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 13th largest automobile and homeowners insurer in the United States based on direct premiums written and the 19th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.2 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 484 on the FORTUNE 500.

News releases and more information about Erie Indemnity Company are available at www.erieinsurance.com